UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On October 22, 2025, the Hartman Group distributed the following letter to shareholders:

Breaking the Piggy Bank: Follow the Money

October 22, 2025

Dear Shareholder,

It's time to be heard. They are using your company as a piggy bank. After six delays and millions in legal fees, here's where your money is going and how you can demand accountability.

Your investment is being spent on:

•	Millions in legal fees to avoid accountability and delay your vote

•	Over $1 million annually in executive compensation in 2024 for management that has destroyed your value (pg. 68)

•	3 million shares awarded to Haddock despite poor performance

According to a conversation I had with a whistleblower yesterday, your investment is NOT being spent on:

•	Paying the vendors who maintain your properties

•	Property improvements and maintenance

They are sucking as much money as they can out of the properties to pay legal fees and salaries.

The Board Needs to Hear from YOU

Silver Star's Board of Directors needs to hear directly from shareholders. They need to know you are fed up with the destruction of your investment value and continuous delays.

On Thursday, October 16, 2025, a Federal Court denied their attempt to stop the shareholder meeting. So now they have gone back to the state court to attempt to stop the meeting again.

Contact them NOW and tell them to:

•	Stop spending shareholder money on endless litigation

•	Pay the vendors and take care of the properties

•	Hold the shareholder meeting they've postponed six times

•	Stop obstructing the liquidation shareholders are demanding

•	Stop selling properties; as they are selling them at fire sale prices

Gerald Haddock
Email: Gerald@haddockinvestments.com
Phone: 817-307-5146

Jim Still
Email: jim.still@rdcadvisors.com
Phone: 267-226-0241

Jack Tompkins
Email: jtompkins@artaequity.com
Phone: 713-817-3515

Call them. Email them. Tell them to stop the destruction before there's nothing left.

You Still Have a Chance to Vote

Despite their six delays and indefinite postponement, you can still make your voice heard by voting the BLUE card.

If you have voted the BLUE card, thank you. Your vote stands as proof that shareholders reject this destruction.

If you have not yet voted, do it now. Show the board they cannot silence you through delays and obstruction. If you voted the WHITE card, you can still change your vote by submitting the BLUE card. Your most recent vote is the one that counts.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the BLUE card and for the return of your capital or vote the blue proxy from our online e-mail.

Sincerely,

Al Hartman
The Hartman Shareholder Alliance

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.